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                                   EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



 We have issued our report dated January 28, 2000, accompanying the consolidated financial statements and schedule included in the Annual Report of K-Swiss Inc. on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-Swiss Inc. on Form S-8 (File No. 33-36505, effective August 23, 1990, File No. 33-77258, effective April 4, 1994, File No. 33-95650, effective August 10, 1995 and File No. 333-79641, effective May 28, 1999) and on Form S-3 (File No. 333-37895, effective October 17, 1997 and File No. 333-60043, effective July 28, 1998).


 /s/ GRANT THORNTON LLP



 Los Angeles, California
 January 28, 2000